NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 2, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on October 15, 2007. At the maturity date, subject to certain exceptions, the company will exchange each $25 principal amount of PIES into shares of General Mills common stock (or the cash equivalent as described below) in an amount equal to the sum of: for each of the 20 trading days beginning on September 10, 2007, which is the 25th trading day prior to the maturity date, on which the closing price of General Mills common stock is more than $54.24 per share, a fraction of a share of General Mills common stock per PIES equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by 0.8333; for each of the 20 trading days beginning on September 10, 2007 on which the closing price of General Mills common stock is more than $45.20 per share but less than or equal to $54.24 per share, a fraction of a share of General Mills common stock per PIES equal to the result of multiplying 1/20th of 0.5531 share of General Mills common stock by the result of dividing $45.20 by the closing price of General Mills common stock on such trading day; and for each of the 20 trading days beginning on September 10, 2007 on which the closing price of General Mills common stock is $45.20 or less per share, 1/20th of 0.5531 share of General Mills common stock per PIES. As a result, on the maturity date, subject to adjustment as described above, holders will receive a total of between 0.5531 of one share and 0.4609 of one share of General Mills common stock for each PIES holders own. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 15, 2007.